Exhibit 99.1

                      Selected Consolidated Financial Data

The following selected consolidated financial data is based on and derived from, and should be read in conjunction with, our quarterly report on Form 10-Q for the quarter ended March 31, 2002, and our annual report on Form 10-K for the year ended December 31, 2001, and the related notes thereto, herein incorporated by reference.

                                                   Three months ended
 (In thousands, except per share amounts)               March 31,          For the years ended December 31,
                                                   2002         2001          2001         2000         1999
                                                 ---------------------     ------------------------------------
Statement of Operations Data:
Revenues                                         $ 40,317      $39,515     $ 163,100      $152,585     $150,162
Direct costs                                       32,787       33,001       131,446       127,905      131,664
Write-down of prepaid software licenses                --           --         5,085            --           --
Selling, general and administrative expenses        6,891        6,113        28,918        22,675       16,014
Write-down of impaired assets and other                --           --         3,308            --           --
                                                 ---------------------     ------------------------------------
Income (loss) from operations                         639          401        (5,657)        2,005        2,484
Interest and other (expense) income, net              (81)         201           251         1,122          921
                                                 ---------------------     ------------------------------------
Income (loss) before income taxes                     558          602        (5,406)        3,127        3,405
Provision (benefit) for income taxes                  237          256        (1,893)        1,329        1,554
                                                 ---------------------     ------------------------------------
Net income (loss)(a)                             $    321      $   346     $  (3,513)     $  1,798     $  1,851
                                                 ============= =======     ====================================
Net income (loss) per common share(a):
   Basic                                         $   0.02      $  0.02     $   (0.19)     $   0.10     $   0.11
                                                 ========      =======     =========      ========     ========
   Diluted                                       $   0.02      $  0.02     $   (0.19)     $   0.10     $   0.11
                                                 ========      =======     =========      ========     ========

                                                                As of March 31,            As of December 31,
                                                                     2002            2001         2000         1999
                                                                ---------------     -------------------------------
Balance Sheet Data:
Working capital                                                     $23,190         $25,324     $29,457     $28,353
Total assets                                                         71,199          74,557      69,577      61,355
Long-term debt                                                        6,283           6,753          --          --
Capital lease obligations, including current portion                  1,585           1,824       1,565         143
Shareholders' equity                                                 36,171          38,405      43,242      39,622

(a) In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142 ("SFAS 142"), "Goodwill and Other Intangible Assets", which we adopted effective January 1, 2002. In accordance with SFAS 142, the Company discontinued amortization of goodwill on January 1, 2002. The Company will test goodwill for impairment using the two-step process prescribed in SFAS 142. The first step is a screen for potential impairment, while the second step measures the amount of the impairment, if any. The Company is in the process of preparing an analysis of the first of the required impairment tests as of January 1, 2002, which will be finalized during the quarter ended June 30, 2002. Any impairment charge resulting from these transitional impairment tests will be reflected as the cumulative effect of a change in accounting principle. The Company has not yet determined what the effect of these tests, if any, will be on the earnings and financial position of the Company. For additional discussion of our adoption of SFAS 142, refer to our annual report on Form 10-K for the fiscal year ended December 31, 2001 and our quarterly report on Form 10-Q for the period ended March 31, 2002, both of which are incorporated by reference herein.


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

      The following table adjusts reported net income (loss) and earnings per share for all periods presented to exclude goodwill amortization as if SFAS 142 was adopted January 1, 1999 (in thousands, except per share amounts):

                                                    Three months ended
                                                         March 31,                For the years ended December 31,
                                                      2002         2001           2001          2000          1999
                                                   -----------------------     --------------------------------------
Reported net income (loss)                         $     321     $     346     $  (3,513)     $   1,798     $   1,851
Add: goodwill amortization, net of taxes                  --           131           474            442           407
                                                   -----------------------     --------------------------------------
Adjusted net income (loss)                         $     321     $     477     $  (3,039)     $   2,240     $   2,258
                                                   =======================     ======================================

Reported earnings per share, basic and diluted     $    0.02     $    0.02     $   (0.19)     $    0.10     $    0.11
                                                   =======================     ======================================
Add: goodwill amortization, net of taxes           $      --     $    0.01     $    0.03      $    0.02     $    0.02
                                                   =======================     ======================================
Adjusted earnings per share, basic and diluted     $    0.02     $    0.03     $   (0.16)     $    0.12     $    0.13
                                                   =======================     ======================================


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